Exhibit 99.1

Nova Minerals Attends Roundtable with U.S. Department of Energy

Anchorage, Alaska, August 31, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) (NYSE American: NVA | ASX: NVA) is pleased to report Chief Executive Officer Christopher Gerteisen has attended a roundtable with the United States Department of Energy (“DoE”), where he briefed officials on the Company’s progress towards establishing an integrated U.S. domestic antimony supply chain from its Estelle Gold and Critical Minerals Project in Alaska, including production of military-grade antimony trisulfide.

Highlights

●	Nova CEO Christopher Gerteisen attended a U.S. DoE roundtable at Fairbanks, Alaska, last week, where he briefed officials on the Company’s progress towards establishing an integrated U.S. supply chain of antimony and production of military-grade antimony trisulfide.

●	U.S. Secretary of Energy Chris Wright reiterated the importance of Nova Minerals’ antimony trisulfide production from Estelle and the role it will have in supporting the U.S. Government’s domestic critical minerals objectives.

●	Secretary Wright reinforced the DoE’s commitment to supporting Alaskan mining, processing, and refining operations, with initiatives to augment the state’s power generation and transmission infrastructure.

●	Nova is advancing an integrated antimony mining, processing, and refining operation in Alaska to provide a secure domestic supply, fully-funded by a US$43.4 million Department of War (DoW) award.

On 28 August 2026, Mr. Gerteisen attended a roundtable in Fairbanks, Alaska, alongside DoE officials, U.S. Secretary of Energy Chris Wright, Senior Advisor Audrey Barrios, and Acting Principal Deputy Assistant Secretary Andy Rapp. The invite-only roundtable also included representatives from the Alaska Miners Association and other Alaska-based mining companies.

Secretary Wright reiterated the importance Nova Minerals’ antimony production from Estelle will have in supporting the U.S. Government’s domestic critical minerals objectives.

To underpin mining, processing, and refining operations across Alaska, Secretary Wright discussed the DoE’s incoming initiatives to improve power generation capability and transmission in the state. These DoE initiatives are expected to ensure sufficient power supply for Nova’s phase 2 expansion plans for its vertically integrated military-grade antimony trisulfide production strategy.

Following Secretary Wright’s opening remarks, Nova CEO Mr. Gerteisen provided officials with an update on Estelle, where the 2026 field season is underway, with three diamond drill rigs operating on site 24 hours a day, seven days a week, for the season.

In parallel, a barge containing almost 500 tons of crushing, ore sorting, milling, flotation, and refining equipment is expected to arrive early next month at Nova Minerals’ planned antimony trisulfide processing and refinery site at Port MacKenzie, Alaska. Construction will commence once the barge arrives, with phase 1 antimony trisulfide production scheduled for 2027.

Phase 1 of Nova Minerals’ planned antimony trisulfide production is fully funded by a US$43.4 million DoW award supporting the establishment of a domestic antimony supply chain. Upon completion, the DoW-funded phase 1 antimony refinery is expected to serve as a strategic U.S. processing and toll-treatment facility capable of producing refined antimony products for defense, industrial, and critical technology supply chains.

Nova Minerals CEO, Mr Christopher Gerteisen, commented:

“Nova Minerals’ participation in the U.S. Department of Energy roundtable emphasizes the strategic importance the U.S Government has placed on our Alaskan Estelle Gold and Critical Minerals Project and its fast-tracked antimony production for the domestic supply chain.

“Antimony is essential to our national and economic security, with applications in defense, energy storage, and electronics. Roundtable discussions reinforced the critical role antimony production from Estelle will have in supporting U.S. critical minerals security.”

Figure 1. U.S. Secretary of Energy Chris Wright (left) and Nova Minerals’ CEO Christopher Gerteisen (right)

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a U.S. domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including, Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a US$43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

For further information:

Nova Minerals:	Media:	Investor Relations:

Craig Bentley	Josh Edwards	Dave Gentry, CEO
Executive Director	Sodali & Co	RedChip Companies, Inc.
Ph: 1-720-550-4223	Ph: 1-203-871-1065	Ph: 1-407-644-4256
E: craig@novamineralscorp.com	E: josh.edwards@sodali.com	E: NVA@redchip.com